Exhibit 3.2

Execution Version

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”), is made as of April 05, 2023 by and among PromiCell, Inc., a Delaware corporation (the “Company”), the parties listed on Schedule A, as may be amended by the Company (each a Holder and, collectively, the Holders).

WHEREAS, each Holder is the beneficial owner of shares of Capital Stock, or of options to purchase Common Stock;

WHEREAS, the Holders and the Company desire to establish the mutual covenants herein as part of the corporate governance of the Company and as an inducement to certain Holders purchasing stock in the Company;

NOW, THEREFORE, the Company and the Holders agree as follows:

1.	Definitions.

1.1 “Affiliate” means, with respect to any specified Holder, any other Holder who directly or indirectly, controls, is controlled by or is under common control with such Holder, including, without limitation, any general partner, managing member, officer, director or trustee of such Holder, or any venture capital fund or other investment fund now or hereafter existing which is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Holder.

1.2 “Board of Directors” means the board of directors of the Company.

1.3 “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Holder or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.4 “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons: (a) acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (b) obtains through acquisition of shares or otherwise the ability to appoint the majority of the Company’s Board of Directors or management bodies or to direct the Company’s affairs.

1.5 “Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

1.6 “Company Notice” means written notice from the Company notifying the selling Holder(s) and each other Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Holder Transfer.

1.7 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.8 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.9 “Founder” means Miltiadis Sougioultzoglou M.D.

1.10 “Holder Notice” means written notice from any Holder notifying the Company and the selling Holder(s) that such Holder intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Holder Transfer.

1.11 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.12 “Preferred Stock” means all shares of Series A Preferred Stock of the Company.

1.13 “Proposed Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Holders except assignments, sales, offers to sell, pledges, mortgages, hypothecations, encumbrances, dispositions of or any other like transfers or encumbering to another Holder.

1.14 “Proposed Transfer Notice” means written notice from a Holder setting forth the terms and conditions of a Proposed Holder Transfer.

1.15 “Prospective Transferee” means any person to whom a Holder proposes to make a Proposed Holder Transfer.

1.16 “Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement, of even date herewith, by and between the Company and the Holders.

1.17 “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.18 “Right of Co-Sale” means the right, but not an obligation, of a Holder to participate in a Proposed Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.19 “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.20 “SEC” means the Securities and Exchange Commission.

1.21 “Secondary Notice” means written notice from the Company notifying the Holders and the selling Holder(s) that the Company does not intend to exercise its Right of First Refusal as to all shares of any Transfer Stock with respect to a Proposed Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.22 “Secondary Refusal Right” means the right, but not an obligation, of each Holder to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Holders) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.23 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.24 “Transfer Stock” means aggregate shares of Capital Stock owned by a Holder as of the date such Holder becomes a party to this Agreement, plus shares of Capital Stock issued to a Holder after such date (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like). For purposes of clarity, when Transfer Stock is used as a basis for measurement (e.g., a percentage of Transfer Stock that may be transferred under an exemption to the terms of this Agreement), the shares of Transfer Stock shall not be reduced by shares transferred by the Holder after becoming party to this Agreement.

1.25 “Undersubscription Notice” means written notice from a Holder notifying the Company and the selling Holder that such Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.	Agreement Among the Company and the Holders.

2.1	Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Holder may propose to transfer in a Proposed Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Holder proposing to make a Proposed Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Holder not later than forty-five (45) days prior to the consummation of such Proposed Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Holder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Holder and the Holders within fifteen (15) days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by the Company.

(c) Grant of Secondary Refusal Right. Subject to the terms of Section 3 below, each Holder hereby unconditionally and irrevocably grants to the Holders a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not provide the Company Notice exercising its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Holder Transfer, the Company must deliver a Secondary Notice to the selling Holder and to each other Holder to that effect no later than fifteen (15) days after the selling Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, a Holder must deliver a Holder Notice to the selling Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the Holders pursuant to Sections 2.1(b) and (c) with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Section 2.1(c) (the “Holder Notice Period”), then the Company shall, within five (5) days after the expiration of the Holder Notice Period, send written notice (the “Company Undersubscription Notice”) to those Holders who fully exercised their Secondary Refusal Right within the Holder Notice Period (the “Exercising Holders”). Each Exercising Holder shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Holder must deliver an Undersubscription Notice to the selling Holder and the Company within ten (10) days after the expiration of the Holder Notice Period. In the event there are two (2) or more such Exercising Holders that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Holders pro rata based on the number of shares of Transfer Stock such Exercising Holders have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Holder has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Holders, the Company shall immediately notify all of the Exercising Holders and the selling Holder(s) of that fact.

(e) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board of Directors and as set forth in the Company Notice. If the Company or any Holder cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Holder may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Holders shall take place, and all payments from the Company and the Holders shall have been delivered to the selling Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

(f) Sale to Prospective Transferee. If rights to purchase have not been exercised by the Company and the Holders pursuant to Sections 2.1(b) - (d) (inclusive) with respect to all (but not less than all) Transfer Stock within the deadlines described above, the Holder proposing to make a Proposed Holder Transfer shall be free to make the Proposed Holder Transfer for all Transfer Stock to the Prospective Transferee and on terms included in the Proposed Transfer Notice, subject always to Section 2.2 and provided that such sale is effected within forty-five (45) days from expiry of the ten (10) days after the expiration of the Holder Notice Period as described in Section 2.1(d) above. In case the above sale is not effected within the period above, the respective Holder must reinitiate the procedure stipulated by this Section 2.1 in respect to the Proposed Holder Transfer.

2.2	Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Holder Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Holder Transfer as set forth in Section 2.2(b) below and, subject to Section 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Holder who desires to exercise its Right of Co-Sale (each, a “Participating Holder”) must give the selling Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Participating Holder may include in the Proposed Holder Transfer all or any part of such Participating Holder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Holder Transfer (excluding shares purchased by the Company or the Participating Holder pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Holder immediately before consummation of the Proposed Holder Transfer (including any shares that such Participating Holder has agreed to purchase pursuant to the Secondary Refusal Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Holders immediately prior to the consummation of the Proposed Holder Transfer (including any shares that all Participating Holders have collectively agreed to purchase pursuant to the Secondary Refusal Right), plus the number of shares of Transfer Stock held by the selling Holder(s); provided, however, that in case any Proposed Holder Transfer would result in a Change of Control then each Participating Holder may include in the Proposed Holder Transfer all such Participating Holder’s Capital Stock. To the extent one (1) or more of the Participating Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Holder may sell in the Proposed Holder Transfer shall be correspondingly reduced, unless the Proposed Holder Transfer would result in a Change of Control in which case no Proposed Holder Transfer may be effected unless all Participating Holders’ Capital Stock are sold and transferred.

(c) Purchase and Sale Agreement. The Participating Holders and the selling Holder agree that the terms and conditions of any Proposed Holder Transfer in accordance with this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Holders and the selling Holder(s) further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Section 2.2.

(d)	Allocation of Consideration.

(i) Subject to Section 2.2(d)(ii), the aggregate consideration payable to the Participating Holders and the selling Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Holder and the selling Holder as provided in Section 2.2(b), provided that if a Participating Holder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(ii) In the event that the Proposed Holder Transfer constitutes a Change of Control, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Holders and the selling Holder in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate and, if applicable, the next sentence as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate), and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding. In the event that a portion of the aggregate consideration payable to the Participating Holder(s) and selling Holder(s) is placed into escrow and/or is payable only upon satisfaction of contingencies, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow and is not subject to contingencies (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer, and (y) any additional consideration which becomes payable to the Participating Holder(s) and selling Holder(s) upon release from escrow or satisfaction of such contingencies shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e) Purchase by Selling Holder; Deliveries. Notwithstanding Section 2.2(c) above, if any Prospective Transferee(s) refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Holder(s) or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Holder(s), no Holder may sell any Transfer Stock to such Prospective Transferee(s) unless and until, simultaneously with such sale, such Holder purchases all securities subject to the Right of Co-Sale from such Participating Holder(s) on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Section 2.2(d)(i); provided, however, if such sale constitutes a Change of Control, the portion of the aggregate consideration paid by the selling Holder to such Participating Holder(s) shall be made in accordance with the first sentence of Section 2.2(d)(ii). In connection with such purchase by the selling Holder, such Participating Holder (s) shall deliver to the selling Holder any stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Holder (or request that the Company effect such transfer in the name of the selling Holder). Any such shares transferred to the selling Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Holder shall concurrently therewith remit or direct payment to each such Participating Holder the portion of the aggregate consideration to which each such Participating Holder is entitled by reason of its participation in such sale as provided in this Section 2.2(e).

(f) Additional Compliance. If any Proposed Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Holders proposing the Proposed Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3	Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Holder becomes obligated to sell any Transfer Stock to the Company or any Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Holder may, at its option, in addition to all other remedies it may have, send to such selling Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Holder (or request that the Company effect such transfer in the name of a Holder) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Participating Holder who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Holder to purchase from such Participating Holder the type and number of shares of Capital Stock that such Participating Holder would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Section 2.2. The sale will be made on the same terms, including, without limitation, as provided in Section 2.2(d)(i) and the first sentence of Section 2.2(d)(ii), as applicable, and subject to the same conditions as would have applied had the Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Participating Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Holder shall also reimburse each Participating Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Participating Holder’s rights under Section 2.2.

2.4 Company Consent. In addition to any other restrictions or obligations contained in this Agreement, the Company’s Bylaws or any other agreement entered into between the Holders and the Company, any transfer or sale to a third party or third parties (in one or more transactions) in a single calendar year of twenty percent (20%) or more of a Holder’s Transfer Stock requires the consent of the Company and shall be deemed void and ineffective without such consent. For the purposes of this Section 2.4, reference to twenty percent (20%) shall instead be reduced to ten percent (10%) for any transfers or sales made by the Founder.

3.	Exempt Transfers.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply (a) in the case of a Holder that is an entity, upon a transfer by such Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Holder by the Company or to a transfer of Transfer Stock between stockholders of the Company, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock and is made with the written consent of the Company, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Holder making such pledge, (d) in the case of a Holder that is a natural person, upon a transfer of Transfer Stock by such Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, including any life partner or similar statutorily-recognized domestic partner, child (natural or adopted), or any other direct lineal descendant of such Holder (or his or her spouse, including any life partner or similar statutorily-recognized domestic partner) (all of the foregoing collectively referred to as “family members”), or any other person approved by unanimous consent of the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder or any such family members; or (e) to the transfer in any given calendar year of up to 5% of the Holder’s Transfer Stock; provided that in the case of clauses (a), (d), or (e), the transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such Transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Holder with respect to Proposed Holder Transfers of such Transfer Stock pursuant to Section 2.

3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate).

3.3 Prohibited Transferees. Notwithstanding the foregoing, no Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board of Directors, directly or indirectly competes with the Company; or (b) any customer, distributor or supplier of the Company, if the Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier. No Holder shall transfer any Transfer Stock without thirty days prior written notice to the Company (which may include email if the receipt of such mail is acknowledged); provided, the forgoing sentence shall not apply to transfers by a Holder (i) to holders of Capital Stock or an Affiliate thereof, (ii) in the case of a Holder that is a natural person, by such Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her family members, or any other person approved by unanimous consent of the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Holder or any such family members.

4. Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE HOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.	Lock-Up.

5.1 Agreement to Lock-Up. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO or ninety (90) days in the case of any registration other than the IPO, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Capital Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 5.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein and that any such transfer shall not involve a disposition for value, and provided further that any such transfer shall be applicable to the Holders only if all officers and directors are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 5.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 5.1 or that are necessary to give further effect thereto.

5.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Holder (and transferees and assignees thereof) until the end of such restricted period.

6.	Miscellaneous.

6.1 Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s IPO; and (b) the consummation of a Deemed Liquidation Event (as defined in the Restated Certificate).

6.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3 Ownership. Each Holder represents and warrants that such Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.5	Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A (and if no such address is provided, e-mail notice shall be deemed sufficient), or to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, such notice shall be sent both to the Chief Executive Officer of the Company at miltiadis@promicell.com, the Company as the address set forth on the signature page and to the following:

Baker McKenzie LLP

600 Hansen Way

Palo Alto, CA 94304

Phone: (650) 856-5520

Attn: Matthew Jacobson

(b) Consent to Electronic Notice. Each Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Holder agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Entire Agreement. This Agreement (including, the Exhibits and Schedules hereto) together with the other Transaction Documents (as defined in the Purchase Agreement) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled. The rights and obligations set forth in this Agreement are in addition to and do not limit or amend the obligations set forth in other Transaction documents.

6.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Holders (voting as a single separate class and on an as- converted basis) and (c) the holders of a majority of Preferred Stock outstanding as of the time of such amendment. Any amendment, modification, termination or waiver so effected shall be binding upon the Company and the Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Holder without the written consent of such Holder unless such amendment, modification, termination or waiver applies to all Holders, respectively, in the same fashion, and (ii) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Holder without the written consent of such Holder, if such amendment, modification, termination or waiver would adversely affect the rights of such Holder in a manner disproportionate to any adverse effect such amendment, modification, termination or waiver would have on the rights of the other Holders under this Agreement. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one (1) or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9 Successors and Assigns. The rights under this Agreement may be assigned and transferred (but only with all related obligations and only if the record and beneficial ownership of the underlying Capital Stock of the Holder is transferred on the books of the Company at the same time as the assignment) to any transferee permitted under the Investor Rights Agreement, by and between the Holders and the Company, dated as of the date hereof; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Capital Stock with respect to which such rights and ownership are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 5.1. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11 Additional Holders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s capital stock after the date hereof, any purchaser of such shares of capital stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed a ” Holder” for all purposes hereunder.

6.12 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.15 Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.16 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Holder shall be entitled to specific performance of the agreements and obligations of the Company and the Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Co-Sale Agreement as of the date first written above.

COMPANY:

PROMICELL, INC.

By:	/s/ Miltiadis Sougioultzoglou
Name:	Miltiadis Sougioultzoglou M. D.
Title:	President

Address: 3350 Virginia Street, 2nd Floor, Coconut Grove, FL 33133

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

PRIME CAP VENTURES, INC.

By:	/s/ Alexandros Gkotsopoulos
Name:	Alexandros Gkotsopoulos
Title:	Sole Director

Address: PO Box 309, Ugland House, KY-1104, Grand Cayman, Cayman Islands

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

OLYMPIC INVESTMENTS INC.

By:	/s/ Antonis Papadimitriou
Name:	Antonis Papadimitriou
Title:	President / Director

By:	/s/ Michail Gialouris
Name:	Michail Gialouris
Title:	Treasurer

Address: Olympic Investments Inc.
c/o Asofin Management AG
Heiligkreuz 2, Vaduz
FL 9490, Liechtenstein

5, April 2023

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ROSEATE SHIPPING INC.

By:	/s/ Zafgria Gritza
Name:	Zafgria Gritza
Title:	DIRECTOR

Address: Stem Shipping co S.A.
c/o Zefi Gritza
15, Karamanli Ave. Voula,
Athens-Greece 166 73, Greece

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

KARABEL LIMITED

By:	/s/ Efthalia paraskevopoulou
Name:	Efthalia paraskevopoulou
Title:	Director

Address: 13, II MERARCHIAS STREET, PIRAEUS, 18535, GREECE

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

MILTIADIS SOUGIOULTZOGLOU, M.D.

By:	/s/ Miltiadis Sougioultzoglou, M.D
Name:	Miltiadis Sougioultzoglou, M.D

Address: 3350 Virginia Street, 2nd Floor, Coconut Grove, FL 33133

Email: Miltiadis@promicell.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

CHRISTIAN OBRAD

By:	/s/ CHRISTIAN OBRAD
Name:
Title:

Address: Car Dorobanti 2, Buzau, Romania

Email: christian@obrad.org

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ELIAS STEFANAKOS

By:	/s/ Elias Stefanakos
Name:	Elias Stefanakos

Address: 1915 Abbey Ridge Dr, Dover Fl 33527

Email: estefanakos@gmail.com

HOLDERS:

KARLENE STEFANAKOS

By:	/s/ Karalene Stefanakos
Name:	Karalene Stefanakos

Address: 1915 Abbey Ridge Dr, Dover Fl 33527

Email: kstefanakos55@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

NIKOLAOS DANEZIS

By:	/s/ Nikolaos Danezis
Name:

Address: FRATTI 3. ATHENS GR, 11742

Email: danezisn@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

AQ CORPORATION INC.

By:	/s/ Aikaterini Emmanouil
Name:	Aikaterini Emmanouil
Title:	Sole Director

Address: 13 Defteras Merarhias Street, Piraeus, Athens, Greece

Email: n.emmanuel@sioufas.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

COMPLEAT LIMITED

By:	/s/ Platsouka
Name:	PINELOPI ATHANASIA PLATSOUKA
Title:	FOR & ON BEHALF OF, GLOBAL SERVUS LIMITED, DIRECTOR

Address: 11 KANARI STREET, ATHENS 10671, GREECE

Email: penelope@gce-associates.gr

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

CONSTANTINOS PAPACONSTANTINOU

By:	/s/ Constantinos Papaconstantinou
Name:

Address: 1302 E Victory Drive, apt 1, Savannah, GA 31404

Email: papaconstantinou@yahoo.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ELIZABETH BOLINT

By:	/s/ M. Elizabeth Bolint
Name:	M. Elizabeth Bolint

Address: 12330 Woodleigh AVe TAMPA FL 33612 USA

Email: elizabethbolint@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ADVANTA IRA SERVICES, LLC (f/b/o ARISTOTLE V. MICHOPOULOS IRA #8009706)

By:	/s/ Aristotle Michopoulos
Name:
Title:

Address: 10 Rogers St. Apt. 410 Cambridge, MA 02142

Email: amichopoulos@hchc.edu

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

CHRISTOS GEORGIOU

By:	/s/ Christos Georgiou
Name:	Christos Georgiou

Address: Harilaou Trikoupi 30, 14562, Athens, Greece

Email: geochristos@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

DIMOSTHENIS ELEFTHERIADIS

By:	/s/ Dimosthenis Eleftheriadis
Name:	Dimosthenis Eleftheriadis

Address: 23rd Eptalofou Street, Nea Smyrni, 17122, Athens, Greece

Email: eldimosthenis@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

DIMITRIOS IOSIFIDES

By:
Name:	Dimitrios losifidis

Address: Harilaou Trikoupi 30, 14562, Athens, Greece

Email: diosifid@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

EDNA KATHLEEN PORTER

By:	/s/ Edna Kathleen Porter
Name:

Address: 11570 YOUNG ROAD CHUNCHULA, AL 36521

Email: kbporter44@gmail.com

HOLDERS:

GREGORY WAYNE PORTER

By:	/s/ Gregory Wayne Porter
Name:

Address: 11570 YOUNG ROAD CHUNCHULA, AL 36521

Email: portergw049@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

GEORGIOS KARAGEORGIOU

By:	/s/ Georgios Karageorgiou
Name:	Georgios Karageorgiou

Address: DIMOSTHENOUS 6 KIFISIA 14563 ATHENS GREECE

Email: GFK@OLYSHIP.COM

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

JOHN GLASSPOOL

By:	/s/ R. John Glasspool
Name:	R. John Glasspool

Address: 45 BEL AIR RD HINGHAM, MA, 02043. USA.

Email: r.john.glasspool@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

MARIA KATSORI

By:	/s/ Maria Katsori
Name:	Maria Katsori

Address: 28 Mouson Str., 15238, Chalandri, Greece

Email: mkatsori@promicell.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

GERASIMOS GATZIAS

By:	/s/ Gerasimos Gatzias
Name:	Gerasimos Gatzias

Address: 8 Sfaktirias Str., 18545, Piraeus, Greece

Email: gerasimos@seabornecapital.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ALEXANDRA JESSE

By:	/s/ Alexandra Jesse
Name:

Address: 6220 Bayshore Blvd, Tampa, FL 33611, USA

Email: alexa@centralemrportal.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ADVANTA IRA SERVICES, LLC (f/b/o PENELOPE SALMONS IRA #8009686)

By:	/s/ Penelope Salmons
Name:
Title:

Address: 4112 W. SAN PEDROSTR TAMPA, FL 33629

Email: PenelopeTS@aol.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

PENELOPE T SALMONS

By:	/s/ Penelope T Salmons
Name:

Address: 4112 W. SAN PEDRO STR. TAMPA FL 33629

Email: Penelope_Salmons@Post.Harvard.edu

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

STEPHEN H. ISRAEL

By:	/s/ Stephen H. Israel
Name:	Stephen H. Israel

Address: 215 East 68th Street Apartment 4N New York, NY 10065

Email: stephenisrael29@gmail.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

ANTONIOS NIKOLAOU

By:	/s/ Antonios Nikolaou
Name:	Antonios Nikolaou

Address: 60 Chelidonous street – 14564 Athens - Greece

Email: antonios@acnshipping.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

MARILYN KALEEL

By:	/s/ Marilyn Kaleel
Name:

Address: 1520 GULF BLVD. #1805 CLEARWATER, FL. 33767

Email: marilynKalcel@aol.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

DS REVOCABLE TRUST

By:	/s/ Dina Simone
Name:	Dina Simone
Title:	Trustee

Address: 4755 Technology Way #205 Boca Raton, FL 33431

Email: DSAltamira@icloud.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

HOLDERS:

CHARALAMPOS ANTONIOU

By:	/s/ Charalampos Antoniou
Name:

Address: Bernoldweg 14, Zug, Switzerland

Email: harris.antoniou@yahoo.com

Signature Page To

Right Of First Refusal And Co-Sale Agreement

SCHEDULE A

HOLDERS1

Name

●	Prime Cap Ventures Inc.
●	Olympic Investments Inc.
●	Roseate Shipping Inc.
●	Karabel Limited
●	Miltiadis Sougioultzoglou, M.D.
●	Christian OBrad
●	AQ Corporation Inc.
●	Nikolaos Danezis
●	Elias Stefanakos
●	Karlene Stefanakos
●	Compleat Limited
●	Constantinos Papaconstantinou
●	Elizabeth Bolint
●	Advanta IRA Services, LLC (f/b/o Aristotle v. Michopoulos IRA #8009706)
●	Christos Georgiou
●	Dimosthenis Eleftheriadis
●	Dimitrios Iosifides
●	Edna Kathleen Porter
●	Gregory Wayne Porter
●	Georgios Karageorgiou
●	John Glasspool
●	Maria Katsori
●	Gerasimos Gatzias
●	Alexandra Jesse
●	Advanta IRA Services, LLC (f/b/o Penelope Salmons IRA #8009686)
●	Penelope Salmons
●	Stephen H. Israel
●	Antonios Nikolaou
●	Marilyn Kaleel
●	DS Revocable Trust
●	Charalampos Antoniou

[1]	This schedule may be modified by the Company upon execution of this Agreement by additional Holders.